Exhibit 99.1

Preliminary Financial Results

Estimates of Newcastle Investment Corp.’s (“Newcastle”) financial results for the three months ended December 31, 2012 are presented below. Newcastle’s actual financial results for the three months ended December 31, 2012 have not yet been finalized by management. As a result, Newcastle’s actual results may differ materially from the estimates below. The preliminary financial information has been prepared by, and is the sole responsibility of, Newcastle’s management. Ernst & Young LLP has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information. Accordingly, Ernst & Young LLP does not express an opinion or any form of assurance with respect thereto.

For the fourth quarter of 2012, Newcastle expects core earnings to be in the range of $0.18 – $0.20 per diluted share, cash available for distribution (“CAD”) to be approximately $34 – $36 million and net income under U.S. generally accepted accounting principles (“GAAP”) to be $0.31 – $0.33 per diluted share.

The decrease in core earnings and CAD relative to the third quarter of 2012 is principally attributable to (1) Newcastle’s average uninvested cash balance during the fourth quarter, which was largely a result of its decision to preserve cash for a potential co-investment in excess mortgage servicing rights (“Excess MSRs”) from Residential Capital, LLC (“ResCap”), and (2) higher general and administrative expenses associated with certain transactions, such as ResCap and the planned spin-off of New Residential Investment Corp. Although not reflected in the calculation of core earnings, the impact of uninvested cash during the fourth quarter was partially offset by Newcastle’s receipt of a breakup fee related to the termination of the ResCap agreements.

Net income in the fourth quarter will be lower relative to the third quarter of 2012, principally as a result of Newcastle’s recognition in the third quarter of a $224 million net gain on the sale of its interests in a collateralized debt obligation (“CDO”).

As of December 31, 2012, Newcastle’s unaudited estimate of the total carrying value of its Excess MSR investments was approximately $245 million. Newcastle received approximately $55 million from these investments over the average term of these investments, which is seven months. The weighted average constant prepayment rate (“CPR”) was 17% for December and 12% life-to-date, compared to Newcastle’s initial CPR projection of 19% for December and 20% life-to-date. As of December 31, 2012, Newcastle’s unaudited estimate of the fair market value of its non-Agency RMBS portfolio was approximately $290 million. As of December 31, 2012, Newcastle’s net investment in senior housing, including working capital and related transaction costs, was approximately $76 million. As of February 8, 2013, Newcastle’s uncommitted unrestricted cash available to invest was approximately $60 million.

Core Earnings

Newcastle has five primary variables that impact its operating performance: (i) the current yield earned on its investments that are not included in non-recourse financing structures (i.e., unlevered investments and investments subject to recourse debt); (ii) the net yield Newcastle earns from its non-recourse financing structures; (iii) the interest expense and dividends incurred under Newcastle’s recourse debt and preferred stock; (iv) Newcastle’s operating expenses; and (v) Newcastle’s realized and unrealized gains or losses, including any impairment, on its investments, derivatives and debt obligations. “Core earnings” is a non-GAAP measure of Newcastle’s operating performance excluding the fifth variable listed above, and excluding depreciation and amortization charges. It is used by management to gauge Newcastle’s current performance without taking into account gains and losses, which, although they represent a part of its recurring operations, are subject to significant variability and are only a potential indicator of future economic performance. It also excludes the effect of depreciation and amortization charges, which, in the judgment of management, are not indicative of operating performance. Management believes that the exclusion from “Core earnings” of the items specified above allows investors and analysts to readily identify the operating performance of the assets that form the core of Newcastle’s activity, assists in comparing the core operating results between periods, and enables investors to evaluate its current performance using the same measure that management uses to operate the business.

Core earnings does not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered an alternative to net income as an indicator of Newcastle’s operating performance or as an alternative to cash flow as a measure of its liquidity and is not necessarily indicative of cash available to fund cash needs. Newcastle’s calculation of core earnings may be different from the calculation used by other companies and, therefore, comparability may be limited. Set forth below is a reconciliation of core earnings to the most directly comparable GAAP financial measure (in millions, except per share amounts).

Three Months ended December 31, 2012
Reconciliation of Core Earnings
Income available for common stockholders	$54 – $58
Add (deduct)
Impairment (reversal)	(12)
Other (Income) Loss	(16)
Depreciation and amortization	5
Core Earnings	$31 – $35
Number of shares on a fully diluted basis outstanding as at December 31, 2012	175
Core earnings per share	$0.18 – $0.20

Cash Available for Distribution

Newcastle determines its common dividends based significantly on CAD, which is net cash flow from operations plus principal repayments less return of capital and preferred dividends. Newcastle believes that CAD is useful for investors because it is a meaningful measure of its operating liquidity. Management uses CAD as an important input in determining Newcastle’s dividends. It represents GAAP net cash provided by operating activities adjusted for two factors:

(i) Principal payments received in excess of the portion which represents a return of Newcastle’s invested capital in certain of its investments, which were acquired at a significant discount to par. These investments include repurchased CDO debt, CDO securities and non-Agency residential mortgage backed securities (“non-Agency RMBS”). Although these net principal repayments are reported as investing activities for GAAP purposes, they actually represent a portion of Newcastle’s return on these investments (or yield), rather than a return of its invested capital.

(ii) Preferred dividends. Although these dividends are reported as financing activities for GAAP purposes, they represent a recurring use of Newcastle’s operating cash flow similar to interest payments on debt.

CAD is limited in its usefulness because it excludes principal repayments on assets purchased at par or assets where the principal received is required to pay down Newcastle’s debt (assets held in our CDOs, manufactured housing loans and Agency securities). Furthermore, net cash provided by operating activities, a primary element of CAD, includes timing differences based on changes in accruals. CAD does not represent cash generated from operating activities in accordance with GAAP and should not be considered an alternative to net income as an indicator of Newcastle’s operating performance or as an alternative to cash flow as a measure of Newcastle’s liquidity and is not necessarily indicative of cash available to fund cash needs. Newcastle’s calculation of CAD may be different from the calculation used by other companies and therefore comparability may be limited. Set forth below is a reconciliation of CAD to the most directly comparable GAAP liquidity measure (in millions).

Three Months ended December 31, 2012
Reconciliation of CAD
Net cash provided by operating activities	$24 – $26
Add (deduct)
Principal repayments from repurchased CDO debt	21
Principal repayments from CDO securities	1
Principal repayments from non-Agency RMBS	8
Return of capital included above	(19)
Preferred dividends	(1)
CAD	$34 – $36

2